Registration No. 333-31252
                                                                Rule 424(b)(3)

          Supplement to Prospectus Supplement Dated February 24, 1999

                   Structured Asset Securities Corporation,
             Mortgage Pass-Through Certificates, Series 1999-ALS1

                          Aurora Loan Services Inc.,
                                Master Servicer

         On February 26, 1999, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1999-ALS1, Class 1-A, 1-AP, 2-A, 2-AP, 2-AX, 3-A, 3-AP, 3-AX, B1, B2, B3 and R (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $284,147,098. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of three pools of fixed rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Aurora Loan Services Inc., as master servicer, and The Chase Manhattan Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Loan Services Inc., the master servicer.

         This supplement to the above-referenced Prospectus Supplement and the related prospectus dated January 15, 1999 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

                                 Underwriter:

                                LEHMAN BROTHERS

March 31, 2000

         The table set forth under the heading "The Master Servicer" on page S-51 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                        Delinquencies and Foreclosures
                             (Dollars in Millions)

                                                                             As of December 31,
                                                                                   1999(3)
                                                                                   -------

      Total balance of mortgage loans serviced..........................              $3,870
      Percentage of mortgage loans delinquent by
        Period of delinquency(1)(2)
        30 to 59 days...................................................                4.03%
        60 to 89 days...................................................                1.19
        90 days or more.................................................                0.30
                                                                            ----------------
      Total percentage of mortgage loans
        Delinquent(1)(2)................................................                5.52%
      In foreclosure (excluding Bankruptcies)...........................                1.11
      In bankruptcy.....................................................                1.15
                                                                            ----------------
      Total(2)..........................................................                7.78%
  ----------
  (1) Delinquency information is for conventional loans only, excluding bankruptcies.
  (2) Percentages are based on the number of mortgage loans.
  (3) A weighted average of the "MBS method" for conventional loans and the "ABS method" for subprime loans is
      used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the
      ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

         The information contained in the tables entitled "Mortgage Rates - Pool 2" and "Cut-off Date Scheduled Principal Balances - Pool 2" under the heading "Description of the Mortgage Pools - Pool 1 Mortgage Loans" on pages S- 39 and S-41 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Rates and Mortgage Loan Balances of only those Mortgage Loans serviced by Aurora Loan Services Inc.:

                                                             Mortgage Rates - Pool 2
                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                            Aggregate             by Aggregate
                   Range of                           Number of             Scheduled              Scheduled
              Mortgage Rates (%)                   Mortgage Loans      Principal Balance      Principal Balance
-------------------------------------------        --------------      -----------------      ------------------

<=7.000....................................               5              $  3,518,002.48            22.33%
    7.001  to  7.500.......................              12                 6,765,679.94            42.94
    7.501  to  8.000.......................               2                 1,116,770.65             7.09
    8.001  to  8.500.......................              10                 4,248,547.06            26.96
    9.001  to  9.500.......................               1                   108,000.00             0.69
                                                   --------------      -----------------      ------------------
                  Total....................              30               $15,757,000.13           100.00%
                                                   ==============      =================      ==================

                       The weighted average Mortgage Rate is approximately 7.57% per annum.


                                                       Cut-off Date Scheduled Principal Balances - Pool 2

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                   Range of                          Number of             Scheduled              Scheduled
       Scheduled Principal Balances ($)            Mortgage Loans      Principal Balance      Principal Balance
-------------------------------------------        --------------     ------------------      -----------------

          1   to   50,000.00...............               1           $      50,000.00               0.32%
  50,000.01   to  100,000.00...............               2                 131,300.01               0.83
 100,000.01   to  150,000.00...............               2                 256,000.00               1.62
 150,000.01   to  200,000.00...............               1                 194,000.00               1.23
 200,000.01   to  250,000.00...............               4                 852,906.11               5.41
 250,000.01   to  300,000.00...............               2                 592,389.79               3.76
 300,000.01   to  350,000.00...............               1                 334,728.00               2.12
 400,000.01   to  450,000.00...............               1                 445,183.04               2.83
 450,000.01   to  500,000.00...............               4               1,958,769.60              12.43
     Greater than 500,000.00...............              12              10,941,723.59              69.44
                                                   --------------     ------------------      -----------------
  Total                                                  30             $15,757,000.13             100.00%
                                                   ==============     ==================      =================

                The average Cut-off Date Scheduled Principal Balance is approximately $525,233.34.